EXHIBIT 99.2

Nomination Notice, dated as of June 26, 2019

Lapetus Capital II LLC

100 Northfield Street

Greenwich, Connecticut 06830

June 26, 2019

VIA PERSONAL DELIVERY AND EMAIL

Verso Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

Attention: St. John Daugherty, Corporate Secretary

Email: stjohn.daugherty@verso.com

Re:	Notice of Nominations of Persons for Election to the Board of Directors of Verso Corporation

Dear Ms. Daugherty:

Pursuant to and in accordance with the requirements of Section 2.14 of Article II of the Amended and Restated Bylaws, filed with the Securities and Exchange Commission on July 15, 2016 (the “Bylaws”) of Verso Corporation, a Delaware corporation (the “Corporation”), Lapetus Capital II LLC, a Delaware limited liability company (the “Record Holder”) hereby gives notice (“Notice”), with respect to the 2019 annual meeting of stockholders of the Corporation, or a special meeting of stockholders of the Corporation at which directors are to be elected, or any other meeting of stockholders held in lieu thereof, and at any and all adjournments, postponements, reschedulings or continuations thereof (collectively, the “Stockholder Meeting”), of (i) its nominations of Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe (each a “Nominee” and collectively, the “Nominees”) to stand for election as directors of the Corporation (the “Nominations”) and (ii) the proposal set forth on Exhibit E (the “Proposal”).

The date of the Corporation’s 2018 annual meeting of stockholders was September 24, 2018 (the “2018 Annual Meeting”). Accordingly, we are providing this Notice, in accordance with Section 2.14 of Article II of the Bylaws, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the 2018 Annual Meeting.

All information required to be included in this Notice pursuant to the Bylaws has been provided by the Record Holder, including on behalf of the Beneficial Owners (as defined below), and the Nominees. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice. The inclusion or incorporation by reference of information in this Notice shall not be deemed to constitute an admission that any such information is required by Section 2.14 of Article II, or any other sections of the Bylaws. Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

The Exhibits and Annexes hereto and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits and Annexes hereto and all attachments thereto, should be deemed disclosed for all purposes of this Notice. All uppercase terms appearing in the Annexes and all attachments thereto that are not defined in such Annexes and attachments shall have the meanings given in the body of this Notice or the Annexes and all attachments thereto, as applicable.

Verso Corporation

June 26, 2019

I.	INFORMATION REGARDING THE RECORD HOLDER

(A)	the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner

The Record Holder believes that the name and address of the Record Holder as it appears on the Corporation’s books is Lapetus Capital II LLC, 100 Northfield Street, Greenwich, Connecticut 06830. Exhibit A lists the names and addresses of the Beneficial Owners (as defined below).

(B)	the class or series and number of shares of the Corporation’s capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner

As of the date hereof, the Record Holder is the holder of record of, and is entitled to vote at the Stockholder Meeting, 100 shares of Class A common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and is the direct beneficial owner of 531,402 shares of Common Stock (including the 100 shares of Common Stock of which the Record Holder is the holder of record). As evidence of the 100 shares of Common Stock owned of record by the Record Holder, please see attached Exhibit B, which is a copy of the Direct Registration Advice Statement issued to the Record Holder by the Corporation’s transfer agent.

Exhibit A attached hereto provides the current ownership information of the Record Holder and certain of its affiliates (the “Beneficial Owners”).

(C)

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee

The Record Holder proposes to nominate the Nominees for election as directors of the Corporation at the Stockholder Meeting and to make the Proposal.

Each of Mr. Cooper, Mr. Erwin, Mr. Kirt and Mr. Lowe is party to an agreement substantially in the form attached hereto as Annex IV, pursuant to which Atlas FRM LLC, an affiliate of the Record Holder has agreed (i) to indemnify such Nominee with respect to certain costs incurred by such Nominee in connection with the proxy contest relating to the Stockholder Meeting and (ii) to reimburse certain fees to such Nominee in certain circumstances (the “Nomination Agreement”). The Record Holder and each of the Nominees have agreed in the respective Nomination Agreement that none of the provisions of the respective Nomination Agreement may derogate from, or in any manner limit, the exercise of the Nominee of his fiduciary duties in the event that he is elected as a director at the Stockholder Meeting.

Each Nominee, the Record Holder and each Beneficial Owner have an interest in the election of directors at the Stockholder Meeting: (i) directly and/or indirectly through the beneficial ownership (if any) of shares of Common Stock, as described on Exhibit A, and any applicable attachments and exhibits hereto; and/or (ii) pursuant to the Nomination Agreement.

Verso Corporation

June 26, 2019

(D)

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or such beneficial owner with respect to shares of capital stock of the Corporation

None.

(E)

a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination

The Record Holder hereby represents that it is a holder of record of stock of the Corporation entitled to vote at the Stockholder Meeting and it intends to appear in person or by proxy at the Stockholder Meeting to propose to nominate the Nominees for election as directors of the Corporation and to make the Proposal. The Record Holder intends to remain the record owner of 100 shares of Common Stock as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting.

(F)

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination

The Record Holder hereby represents that it or its Beneficial Owners intend to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Proposal or elect the Nominees and/or (B) otherwise to solicit proxies or votes from the Corporation’s stockholders in support of the Nominations and the Proposal.

(G)

any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder

Please see additional information set forth in Section III below under the headings “Information Regarding the Participants and the Participant Associates” and “Information Regarding the Solicitation.”

Verso Corporation

June 26, 2019

II.	INFORMATION REGARDING THE NOMINEES

The name, age and business address of the Nominees is as follows:

Name	Age	Business Address

Marvin Cooper	75	[Redacted]

Sean T. Erwin	68	[Redacted]

Jeffrey E. Kirt	46	[Redacted]

Timothy Lowe	61	[Redacted]

(A)

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act

Please see additional information set forth in this Section II and Section III below under the headings “Information Regarding the Participants and the Participant Associates” and “Information Regarding the Solicitation.”

(B)	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected

As required by Section 2.14(c) of the Bylaws, each of the Nominees has consented to being nominated and being named as a Nominee in this Notice for election as a director of the Corporation, in the proxy statement to be filed with the Securities and Exchange Commission (the “Commission”) and distributed to stockholders of the Corporation by the Record Holder and in other materials in connection with the solicitation of proxies from the Corporation’s stockholders in connection with the Stockholder Meeting, and to serve as a director of the Corporation, if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are set forth on Annex I hereto.

(C)

a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request)

Annex II sets forth the completed written questionnaires of each Nominee (the “Proposed Nominee Questionnaires”) with respect to the background, qualifications, stock ownership and independence of each Nominee, and the background of any other person or entity on whose behalf the nomination is being made required pursuant to Section 2.14(e)(1) of the Bylaws. Each of the Proposed Nominee Questionnaires is deemed supplemented by the description of the Nomination Agreements included below (and any other relevant information in this Notice).

Verso Corporation

June 26, 2019

(D)

a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question in his or her capacity as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect)

Pursuant to Section 2.14(e)(2) of Article II of the Bylaws, each of the Nominees has represented and agreed in the attached agreements (each a “Corporation Nominee Agreement” and collectively, the “Corporation Nominee Agreements”) that such Nominee (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question in his or her capacity as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with such Nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation; and (C) in such Nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Such Corporation Nominee Agreements are attached hereto as Annex III.

Material Proceedings

There are no material proceedings to which any Nominee is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries.

Absence of Any Family Relationships

None of the Nominees have any family relationship with any director or executive officer of the Corporation.

Verso Corporation

June 26, 2019

Biographical Information

Marvin Cooper, 75, previously served as the Chief Operating Officer and Executive Vice President of Domtar Corporation until his retirement in 2009. Previously, he served as Senior Vice President of Pulp, Paper, Containerboard Manufacturing and Engineering of Weyerhaeuser Co. from February 2002 to October 2006. Mr. Cooper’s responsibilities included the operation of Weyerhaeuser’s pulp, paper and containerboard mills, and overseeing the engineering operations. Before joining Weyerhaeuser, Mr. Cooper was with Willamette Industries for 22 years. Mr. Cooper served as an Executive Vice President of Willamette Industries Inc., Pulp and Paper Mills beginning in May 1997 until Willamette was acquired by Weyerhaeuser Co. in 2002. He served as Group Vice President, Pulp and Paper Mills from May 1996 to May 1997 and Division Vice President – Fine Paper Mills from May 1989 to May 1996. He also served as Regional Manager of Willamette from May 1982 to May 1989 and Mill Manager from May 1980 to May 1982. Mr. Cooper also served on the Board of Directors of Domtar Corporation from 2006 until 2009. Mr. Cooper received his bachelor of science in engineering from Virginia Polytechnic Institute and State University.

Mr. Cooper has not held any position or office with the Corporation and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Corporation.

In concluding that Mr. Cooper should serve as a director of the Corporation, the Record Holder considered his relevant prior experience in the paper and pulp industry and his leadership qualities gained over decades of management. Mr. Cooper has the organizational and management skills that would be useful to the Corporation. For these reasons, the Record Holder believes Marvin Cooper should serve as a director of the Corporation.

Sean T. Erwin, 68, is the former Chairman of the Board of Directors of Neenah Paper, Inc., where he served from November 2004 until May 2019. Mr. Erwin served as the Chief Executive Officer and President at Neenah Paper, Inc. from November 2004 to May 2011. Prior to the spin-off of Neenah Paper, Inc. from Kimberly-Clark Corporation in 2004, he served as an employee of Kimberly-Clark from 1978 and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah Paper, Inc. by Kimberly Clark in the spin-off. While at Kimberly Clark, he served as the President of the Global Nonwoven business from early 2001, served as the President of the European Consumer Tissue business, Managing Director of Kimberly Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin served as a director of Carmike Cinemas, Inc. from May 2012 to December 2016. Mr. Erwin received his BS in Accounting and Finance from Northern Illinois University.

Mr. Erwin has not held any position or office with the Corporation and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Corporation.

In concluding that Mr. Erwin should serve as a director of the Corporation, the Record Holder considered his financial expertise and extensive leadership experience within the paper and pulp industry. Mr. Erwin has the organizational and leadership skills that would be useful to the Corporation. For these reasons, the Record Holder believes Sean T. Erwin should serve as a director of the Corporation.

Verso Corporation

June 26, 2019

Jeffrey E. Kirt, 46, is the Founder, Chief Executive Officer and Managing Partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations, and certain affiliates. Prior to founding Fifth Lake Management, LLC in July 2017, Mr. Kirt was a Partner at Pamplona Capital Management, L.P. from October 2014 to July 2017, and a Partner at Oak Hill Advisors, L.P. from July 2002 to September 2014, where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe. From January 2010 until October 2014, Mr. Kirt served as a director of Capital Bank Financial Corp., a Federal Reserve and OCC regulated banking institution. Mr. Kirt also previously served as a director of Cooper Standard Holdings, Inc., a global supplier of systems and components for the automotive industry, from May 2010 until October 2014, and Avolon Aerospace, Ltd. from December 2010 to October 2014. Mr. Kirt received his Bachelor of Arts in Economics with Distinction from Yale University.

Mr. Kirt has not held any position or office with the Corporation and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Corporation.

In concluding that Mr. Kirt should serve as a director of the Corporation, the Record Holder considered his significant prior experience in the industrial and service sectors and past experience in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities, as well as his prior experience serving as a director to corporations that would provide a valuable perspective to the Corporation. Mr. Kirt has the organizational and leadership skills that would be useful to the Corporation. For these reasons, the Record Holder believes Jeffrey E. Kirt should serve as a director of the Corporation.

Timothy Lowe, 61, serves as a director on the Board of Directors of Twin Rivers Paper Company, a specialty lightweight paper and dimensional lumber manufacturer. Mr. Lowe has served as a director of Twin Rivers Paper Company since June 2013, and was Chairman of the Board of Directors from June 2016 until March 2019. From June 2013 to June 2016, Mr. Lowe served as Chief Executive Officer of Twin Rivers Paper Company, helping to craft and implement a turn-around of the company, turning it into a leading integrated producer of high-quality forest products. From January 2012 until May 2013, Mr. Lowe was the Chief Operating Officer of Finch Paper LLC. Before 2013, Mr. Lowe led the successful operational and financial turnaround of Northern Resources Nova Scotia Corporation, an integrated forest products company located in Pictou, Nova Scotia, which was the parent company of Northern Pulp Nova Scotia LLC, of which Mr. Lowe served as Chief Executive Officer from August 2009 until August 2011. Prior to 2011, Mr. Lowe also held multiple operational positions at Domtar, including as General Manager of the Woodland, Maine pulp mill.

Mr. Lowe has not held any position or office with the Corporation and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Corporation.

In concluding that Mr. Lowe should serve as a director of the Corporation, the Record Holder considered Mr. Lowe’s extensive operational record within the forest and paper products industry, including his successful turnaround of Twin Rivers Paper Company and Northern Resources Nova Scotia Corporation. Mr. Lowe has the organizational and leadership skills that would be useful to the Corporation. For these reasons, the Record Holder believes Timothy Lowe should serve as a director of the Corporation.

Verso Corporation

June 26, 2019

Certain Arrangements

Mr. Cooper serves on the Advisory Board of Twin Rivers Paper Company, an affiliate of the Record Holder and Beneficial Owners (“Twin Rivers”). Mr. Cooper receives compensation from Twin Rivers for his service on the Advisory Board of Twin Rivers.

In connection with his service as a director and as the Chairman of the Board of Directors of Twin Rivers, Mr. Lowe receives compensation from Twin Rivers. In addition, Mr. Lowe provides pulp, paper and power generation industry advisory services to affiliates of the Beneficial Owners and receives compensation in connection with such services.

While there are no agreements, arrangements or understandings, during the past three years, certain of the Beneficial Owners have co-invested in entities with Mr. Kirt.

Absence of Involvement in Certain Legal Proceedings

During the past ten years:

(a)

No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Nominee, or any partnership in which any Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two years before the time of such filing;

(b)	No Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)

No Nominee has been the subject of any administrative or court order, judgment, decree or consent agreement, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i)

acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any type of business practice or activity; or

(iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

Verso Corporation

June 26, 2019

(d)

No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)

No Nominee has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, where the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated;

(f)

No Nominee has been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any Federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;

(g)

No Nominee has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	any Federal or State securities or commodities law or regulation;

(ii)

any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and

(h)	No Nominee has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of:

(i)	any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act);

(ii)	any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act); or

(iii)	any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance

None of the Nominees have failed to file reports on a timely basis related to the Corporation that are required by Section 16(a) of the Exchange Act.

Independence

The shares of Common Stock of the Corporation are traded on The New York Stock Exchange (“NYSE”). The Record Holder believes that each Nominee presently is, and if elected as a director of the Corporation, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 303.A and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

Verso Corporation

June 26, 2019

III.	INFORMATION REGARDING THE PARTICIPANTS AND THE PARTICIPANT ASSOCIATES

The Record Holder, the Beneficial Owners and the Nominees are collectively referred to in this Notice as the “Participants.”

Exhibit C includes (i) the name and business address of each of the Participants, (ii) the present principal occupation or employment of each of the Participants and the name, principal business and address of any corporation or other organization in which such employment is carried on, (iii) the amount of each class of securities of the Corporation which is owned beneficially, directly or indirectly, by each of the Participants, (iv) the amount of each class of securities of the Corporation which is owned of record, but not beneficially, by each of the Participants or any of their respective associates (the associates, as defined in Rule 14a-1 under the Exchange Act, hereinafter collectively referred to as the “Participant Associates”). Except for the Record Holder, none of the Participants or the Participant Associates is the record owner of any securities of the Corporation. None of the Participants or, to the best knowledge of the Participants, the Participant Associates owns any securities of the Corporation other than shares of Common Stock as set forth in this Notice.

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Exhibit D sets forth, with respect to all securities of the Corporation purchased or sold by any Participant within the past two years, the date on which such securities of the Corporation were purchased or sold and the amount purchased or sold on such date. The purchases of the securities listed therein were made in part with working capital from capital contributions and/or funds from lines of credit in the ordinary course of business of certain of the Beneficial Owners. No part of the purchase price or market value of the securities listed on Exhibit D is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. None of the funds used to purchase the securities listed on Exhibit D were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer.

None of the Participants are, or have been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

To the best knowledge of the Participants, none of the Participant Associates beneficially own, directly or indirectly, any shares of Common Stock or other securities of the Corporation. None of the Participants beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Corporation.

No Participant or, to the best knowledge of the Participants, Participant Associate or member of any of the foregoing’s immediate family is either a party to any transaction or series of transactions, whether indebtedness transactions or otherwise, since the beginning of the Corporation’s last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions (i) to which the Corporation was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest.

Verso Corporation

June 26, 2019

No Participant or, to the best knowledge of the Participants, Participant Associate has entered into any agreement or has any arrangement or understanding with any person respecting any future employment with the Corporation or any of its affiliates or respecting any future transactions to which the Corporation or any of its affiliates will or may be a party.

No Participant or, to the best knowledge of the Participants, Participant Associate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter known by the Participants or the Participant Associates be to acted upon at the Stockholder Meeting other than (i) by reason of their ownership of shares of Common Stock, (ii) the interest of each Nominee in being elected to serve as a director of the Corporation, and (iii) as otherwise set forth in this Notice.

There are no material proceedings to which any Participant or, to the best knowledge of the Participants, any Participant Associate is a party adverse to the Corporation or any of its subsidiaries, or in which any of the Participants or Participant Associates have a material interest adverse to the Corporation or any of its subsidiaries.

Information Regarding the Solicitation

The Participants will solicit proxies in favor of the Nominations and the Proposal. Proxies may be solicited by mail, advertisement, telephone, facsimile, the Internet, email, public forums and personal solicitation. No additional compensation will be paid to the Participants for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Participants’ solicitation material to their customers for whom they hold shares of Common Stock and the Record Holder will reimburse them for their reasonable out-of-pocket expenses.

The Record Holder has retained Harkins Kovler, LLC (the “Solicitation Agent”) to assist in the solicitation of proxies and for related services in connection with the Stockholder Meeting. In connection therewith, the Record Holder has paid the Solicitation Agent an upfront retainer fee and has negotiated additional fees for services to be rendered. In addition, the Record Holder expects to reimburse the Solicitation Agent for its reasonable out-of-pocket expenses and to indemnify it, and its controlled affiliates, and directors, officers, employees, advisors, agents, other representatives and controlling persons, in respect of certain losses, claims, damages, liabilities or expenses in connection with its retention. The Solicitation Agent expects that approximately 30 persons will be used by the Solicitation Agent in its solicitation efforts.

Additionally, regular employees of the Record Holder and the Beneficial Owners, including officers of the Record Holder and the Beneficial Owners, may be employed in the solicitation of proxies in favor of the Nominations and the Proposal in order to communicate with stockholders of the Corporation in connection with the solicitation and the Stockholder Meeting; none of any such individuals will be paid for such actions in connection with the foregoing beyond their regular compensation.

The Record Holder currently estimates that the total costs and expenditures (including fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation) for, in furtherance of or in connection with the solicitation of security holders will be approximately $750,000, of which $25,000 has been incurred to date.

Verso Corporation

June 26, 2019

The entire expense of the solicitation, including preparing, assembling, printing and mailing the proxy statement and related materials and the cost of soliciting proxies, together with other related expenses, will be borne, directly or indirectly, by the Record Holder and the Beneficial Owners. The Record Holder and the Beneficial Owners may, without submitting such matter to a vote of security holders of the Company, seek reimbursement from the Company for such expenses if all or any of the Nominees are elected.

General

The Record Holder reserves the right to nominate additional nominees for any reason, including if the Corporation, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Stockholder Meeting or the composition of the Board of Directors of the Corporation (the “Board”) has changed prior to the Stockholder Meeting. Shares represented by proxies given to the Record Holder will be voted for any substitute or additional nominees. The Record Holder reserves the right to nominate substitute nominees if the Corporation makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees. Additionally, if any Nominee (or substitute nominee) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, the Record Holder intends to nominate a person in the place of such Nominee (or substitute therefor). The Record Holder’s reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Record Holder, are without prejudice to, and will not limit, the Record Holder’s and the other Participants’ rights to challenge any such actions on the part of the Corporation.

The Record Holder, in furnishing this Notice, does not concede the validity or enforceability of any of the provisions of the Bylaws or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders and expressly reserves the right to challenge the validity, application and interpretation of any such provision or any other matter. In the absence of such prompt notice, the Record Holder will assume that the Corporation agrees that this Notice complies in all respects with the requirements of the Amended and Restated Certificate of Incorporation of the Corporation and the Bylaws. The Record Holder reserves the right to withdraw or modify this Notice at any time.

Unless expressly indicated otherwise herein, information is set forth herein as of the close of business on June 25, 2019. Neither the delivery of this Notice nor any delivery by the Record Holder, any Beneficial Owner, or any Nominee of additional information to the Corporation from and after the date hereof shall be deemed to constitute an admission by the Record Holder, any Beneficial Owners, any Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by the Record Holder, any Beneficial Owners, any Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, this Notice). Furthermore, this Notice assumes that the Board will nominate a total of five (5) director nominees for election to the Board at the Stockholder Meeting. If, however, the Board increases the number of directors to be nominated and elected at a Stockholder Meeting beyond five (5) directors, the Record Holder reserves the right to add additional director nominees in respect of each such additional directorship. In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Record Holder, Beneficial Owners and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

Verso Corporation

June 26, 2019

As you are aware, we are providing this Notice via personal delivery and email. Although we have endeavored to fully satisfy all requirements for this Notice set forth in the Bylaws, please contact Steven A. Seidman (at (212) 728-8763 or sseidman@willkie.com), Mark A. Cognetti (at (212) 728-8968 or mcognetti@willkie.com) or Laura H. Acker (at (212) 728-8122 or lacker@willkie.com) of Willkie Farr & Gallagher LLP immediately should the Corporation require any additional information or if the Corporation contends this Notice is incomplete or is otherwise deficient in any respect.

Sincerely,

LAPETUS CAPITAL II LLC

By:	/s/ Timothy J Fazio
Name:	Timothy J. Fazio
Title:	Vice President

cc: Michael O’Donnell, General Counsel, Atlas FRM LLC

cc: Steven A. Seidman, Willkie Farr & Gallagher LLP

cc: Mark A. Cognetti, Willkie Farr & Gallagher LLP

cc: Laura H. Acker, Willkie Farr & Gallagher LLP

Exhibit A

Ownership Information With Respect to Securities of the Corporation

[Submitted separately to the Corporation]

Exhibit B

Direct Registration Transaction Advice

[Submitted separately to the Corporation]

Exhibit C

Participant Information

[Submitted separately to the Corporation]

Exhibit D

Transactions in Securities of Verso Corporation

[Submitted separately to the Corporation]

Exhibit E

Proposal

(See attached)

EXHIBIT E

PROPOSAL

The Record Holder intends to submit, for a stockholder vote at the Stockholder Meeting, the following proposal described below. Other than as disclosed in this Notice, neither the Record Holder nor any Beneficial Owner has any material interest in the Proposal.

To, pursuant to Section 109 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Bylaws of the Corporation, adopt a resolution that would repeal any provision of the Bylaws in effect at the time of the Stockholder Meeting that was not included in the Bylaws. The Record Holder is not aware of any provision of the Bylaws that has become effective, but it is possible that, following the date of this Notice and prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

The following is the text of the proposed resolution:

“RESOLVED, that any provision of the Amended and Restated Bylaws of Verso Corporation as of the date of effectiveness of this resolution that was not included in the Bylaws effective as of June 26, 2019 and publicly filed with the Securities and Exchange Commission prior to June 26, 2019, be and hereby is repealed.”

The Record Holder is bringing the Proposal for consideration by the Corporation’s stockholders at the Stockholder Meeting because the Board has the ability to make amendments to the Bylaws without obtaining stockholder approval and such amendments may not be in the best interests of the stockholders. The Record Holder favors the Proposal because it would allow stockholders to undo at the Stockholder Meeting any such amendments made after the date of this Notice and prior to the Stockholder Meeting. An affirmative vote of a majority of the shares of common stock present or represented at the meeting and entitled to vote on the subject matter, at which a quorum is present or represented, is required for the adoption of the Proposal.

Annex I

Consents

Please See the Attached:

Consent of Marvin Cooper

[Submitted separately to the Corporation]

Consent of Sean T. Erwin

[Submitted separately to the Corporation]

Consent of Jeffrey E. Kirt

[Submitted separately to the Corporation]

Consent of Timothy Lowe

[Submitted separately to the Corporation]

Annex II

Proposed Nominee Questionnaires

Please See the Attached:

Verso Corporation Director Questionnaire – Marvin Cooper

[Submitted separately to the Corporation]

Verso Corporation Director Questionnaire – Sean T. Erwin

[Submitted separately to the Corporation]

Verso Corporation Director Questionnaire – Jeffrey E. Kirt

[Submitted separately to the Corporation]

Verso Corporation Director Questionnaire – Timothy Lowe

[Submitted separately to the Corporation]

Annex III

Corporation Nominee Agreements

[Submitted separately to the Corporation]

Annex IV

Form of Nomination Agreement

[Submitted separately to the Corporation]